Exhibit No. 10.2

KIMBERLY-CLARK CORPORATION
2011 EQUITY PARTICIPATION PLAN
(Amended and restated effective April 21, 2011)

1.           PURPOSE

This 2011 Equity Participation Plan (formerly the 2001 Equity Participation Plan) (the “Plan”) of Kimberly-Clark Corporation (the “Corporation”) is intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s or Affiliate’s long-term success.

2.           EFFECTIVE DATE

The Plan was originally adopted effective as of April 26, 2001, upon approval by the stockholders of the Corporation at its 2001 annual meeting. The Plan is renamed, amended and restated effective as of April 21, 2011, upon approval by the stockholders of the Corporation at its 2011 annual meeting.

3.           DEFINITIONS

“Affiliate” means any domestic or foreign corporation at least fifty percent (50%) of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Corporation or other Affiliates (collectively, the “Affiliates”), provided, however, that “at least twenty percent (20%)” shall replace “at least fifty percent (50%)” where there is a legitimate business criteria for using such lower percentage.

“Average PRSU Payout” has the meaning set forth in subsection 14(b) of the Plan.

“Award” has the meaning set forth in Section 6 of the Plan.

“Award Agreement” means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

“Board” means the Board of Directors of the Corporation.

“Cause” means any of the following: (i) the commission by the Participant of a felony; (ii) the Participant’s dishonesty, habitual neglect or incompetence in the management of the affairs of the Corporation; or (iii) the refusal or failure by the Participant to act in accordance with any lawful directive or order of the Corporation, or an act or failure to act by the Participant which is in bad faith and which is detrimental to the Corporation.

“Change of Control” means an event deemed to have taken place if: (i) a third person, including a “group” as defined for purposes of Code Section 409A, acquires shares of the Corporation having thirty percent (30%) or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), within a twelve month period, the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of the Corporation or any successor to the Corporation.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Committee” means the Management Development and Compensation Committee of the Board, provided that if the requisite number of members of the Management Development and Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term “Committee” shall mean the Management Development and Compensation Committee or the committee appointed by the Board, as the case may be. Furthermore, the term “Committee” shall include any delegate to the extent authority is delegated pursuant to Section 4 hereunder.

“Committee Rules” means the interpretative guidelines approved by the Committee providing the foundation for administration of the Plan.

“Common Stock” means the common stock, par value $1.25 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

“Disinterested Person” means a person who is a “Non-Employee Director” for purposes of Rule 16b-3 under the Exchange Act, or any successor provision, and who is also an “outside director” for purposes of Section 162(m) of the Code or any successor section.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

“Fair Market Value” means (a) the reported closing price of the Common Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale, or (b) if clause (a) is not applicable, the value determined by the Committee using such reasonable method of valuation that complies with Section 409A of the Code and the regulations thereunder.

“Incentive Stock Option” means an Option which is so defined for purposes of Section 422 of the Code or any successor section.

“Nonqualified Stock Option” means any Option which is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Award is granted.

“Other Stock-Based Award” has the meaning set forth in Section 12 of the Plan.

“Option Price” has the meaning set forth in subsection 7(b) of the Plan.

“Participant” means an employee who the Committee selects to participate in and receive Awards under the Plan (collectively, the “Participants”).

“Performance Award” shall mean any right granted under Section 11 of the Plan.

“Performance Goal” means the specific performance objectives as established by the Committee, which, if achieved, will result in the amount of payment, or the early payment, of the Award. The Performance Goal may consist of one or more or any combination of the following criteria: return on invested capital, stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total stockholder return, gross margin, net sales, operating profit return on sales, costs and/or such other financial, accounting or quantitative metric determined by the Committee. The performance goals may be described in terms that are related to the individual Participant, to the Corporation as a whole, or to a subsidiary, division, department, region, function or business unit of the Corporation in which the Participant is employed. The Committee, in its discretion, may change or modify these criteria; however, in the case of any Award to any employee who is or may be a “covered employee,” as defined in Section 162(m) of the Code, the Committee has no discretion to increase the amount of compensation that would otherwise be due upon attainment of the goal, and at all times the criteria must meet the requirements of Section 162(m) of the Code, or any successor section, to the extent applicable.

“Qualified Termination of Employment” means the termination of a Participant’s employment with the Corporation and/or its Affiliates within the two (2) year period following a Change of Control of the Corporation for any reason unless such termination is by reason of death or disability or unless such termination is (i) by the Corporation for Cause or (ii) by the Participant without Good Reason. Subject to the definition of “Termination by the Participant for Good Reason,” transfers of employment for administrative purposes among the Corporation and its Affiliates shall not be deemed a Qualified Termination of Employment.

“Restricted Period” shall mean the period of time during which the Transferability Restrictions applicable to Awards will be in force.

“Restricted Share” shall mean a share of Common Stock which may not be traded or sold, until the date the Transferability Restrictions expire.

“Restricted Share Unit” means the right, as described in Section 10, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock. No certificates shall be issued with respect to such Restricted Share Unit, except as provided in subsection 10(d), and the Corporation shall maintain a bookkeeping account in the name of the Participant to which the Restricted Share Unit shall relate.

“Retirement” and “Retires” for Awards granted after December 31, 2003 means the termination of employment on or after the date the Participant has attained age 55. For Awards granted prior to January 1, 2004 “Retirement” and “Retires” means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

“Stock Appreciation Right (SAR)” has the meaning set forth in Section 8 of the Plan.

“Termination by the Participant for Good Reason” shall mean the separation from service during the two year time period following the initial existence (without the Participant’s express written consent) of any one of the following conditions:

(a)           A material diminution in the Participant’s base compensation;

(b)           A material diminution in the Participant’s authority, duties, or responsibilities;

(c)           A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Corporation;

(d)           A material diminution in the budget over which the Participant retains authority;

(e)           A material change in the geographic location at which the Participant must perform the services; or

(f)           Any other action or inaction that constitutes a material breach by the Corporation of any agreement under which the Participant provides services.

The Participant must provide notice to the Corporation of the existence of any of the above conditions within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Corporation must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay the amount.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Total and Permanent Disability” means Totally and Permanently Disabled as defined in the Kimberly-Clark Corporation Pension Plan.

“Transferability Restrictions” means the restrictions on transferability imposed on Awards of Restricted Shares or Restricted Share Units.

4.           ADMINISTRATION

The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Award Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of the Plan or the Award Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Award Agreements.

The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, and may delegate its authority under the Plan. The foregoing delegation of authority shall be limited as follows: (a) with respect to persons who are subject to Section 16 of the Exchange Act, the authority to grant Awards, the selection for participation, decisions concerning the timing, pricing and amount of a grant or Award and authority to administer Awards shall not be delegated by the Committee; (b) the maximum number of shares of Common Stock covered by Awards to newly hired employees, or to respond to special recognition or retention needs which may be granted by the Chief Executive Officer within any calendar year period shall not exceed 200,000, provided, however, this limitation shall not apply to any delegation by the Committee to the Chief Executive Officer with respect to any scheduled annual grant of Awards (subject, however, to the other limitations set forth in this Section 4); (c) the delegation of authority to grant Awards shall be limited to grants by the Chief Executive Officer subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor statute); (d) any delegation shall satisfy all applicable requirements of Rule 16b-3 of the Exchange Act, or any successor provision; (e) no such delegation shall result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section; and (f) the Chief Executive Officer shall not have the authority to grant Awards to himself or herself. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan.

5.           ELIGIBILITY

The Committee shall from time to time select the Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

6.           FORM OF GRANTS

All Awards under the Plan shall be made in the form of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Awards, Other Stock-Based Awards or any combination thereof. Notwithstanding anything in the Plan to the contrary, any Awards shall contain the restriction on assignability in subsection 20(f) of the Plan to the extent required under Rule 16b-3 of the Exchange Act.

7.           STOCK OPTIONS

The Committee or its delegate shall determine and designate from time to time those Participants to whom Options are to be granted, the number of shares of Common Stock to be granted/awarded to each and the periods the Option shall be exercisable. Such Options may be in the form of Incentive Stock Options or in the form of Nonqualified Stock Options. The Committee in its discretion at the time of grant may establish Performance Goals that may affect the grant, exercise and/or settlement of an Option. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Award Agreement evidencing the granting of the Option. The Award Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 7(a) through 7(i).

(a)           Period of Option. The Period of each Option shall be no more than 10 years from the date it is granted.

(b)           Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the “Option Price”).

(c)           Limitations on Exercise. The Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate; provided, however, that the Option shall become exercisable immediately in the event of a Qualified Termination of Employment of a Participant, without regard to the limitations set forth below in this subsection 7(c). Unless otherwise determined by the Committee or its delegate at the time of grant, at any time during the period of the Option after the end of the first year, the Participant may purchase up to thirty percent (30%) of the shares covered by the Option; after the end of the second year, an additional thirty percent (30%); and after the end of the third year, the remaining forty percent (40%) of the total number of shares covered by the Option; provided, however, that if the Participant’s employment is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

(d)           Exercise after Death, Retirement, or Disability. Unless otherwise determined by the Committee or its delegate at the time of grant, if a Participant dies, becomes Totally and Permanently Disabled, or Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 7(c), as follows. If a Participant dies or becomes Totally and Permanently Disabled the remaining portion of such Option may be exercised within (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant’s death, the Option may be exercised by the person or persons to whom such Participant’s rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires the remaining portion of such Option may be exercised within (i) five years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier.

(e)           No Repricings. No Option or SAR may be re-priced, replaced, re-granted through cancellation, or modified (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 17 hereof) if the effect would be to reduce the exercise price for the shares underlying such Option or SAR. In addition, no Option or SAR may be repurchased or otherwise cancelled in exchange for cash (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 17 hereof) if the Option Price or Grant Price of the SAR is equal to or less than the Fair Market Value of the Common Stock at the time of such repurchase or exchange. Notwithstanding anything herein to the contrary, the Committee may take any such action set forth in this subsection 7(e) subject to the approval of the stockholders.

(f)           Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, or an agent designated by the Corporation, subject to any applicable rules or regulations adopted by the Committee, notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Exercise methods and processes for paying the Option Price shall be as determined by the Committee, or its delegate, and may include payment in cash, a check payable to the Corporation, or in shares of Common Stock transferable to the Corporation and having a fair market value on the transfer date equal to the amount payable to the Corporation or such other methods permitted by the Committee in its sole discretion. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

(g)           Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

(h)           Limitations on Incentive Stock Option Grants.

(i)           An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or Affiliates.

(ii)           The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

(i)           Tandem Grants.

(i)           At the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants a tandem SAR, subject to the terms and conditions of this subsection 7(i) and Section 8. If Nonqualified Stock Options and a SAR are granted in tandem, as designated in the relevant Award Agreements, such tandem Option shall be cancelled to the extent that the shares of Common Stock subject to such Option are used to calculate amounts or shares receivable upon the exercise of the related tandem SAR. The tandem SAR shall expire when the period of the subject Option expires. Participants to whom a tandem SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. A tandem SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(ii)           At the time a Participant converts one or more shares of Common Stock covered by an Option to cash pursuant to a SAR, such Participant must exercise one or more Nonqualified Stock Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Common Stock. In the event that the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options.

8.           STOCK APPRECIATION RIGHTS

The Committee or its delegate may from time to time designate those Participants who shall receive Awards of Stock Appreciation Rights. Subject to the terms of the Plan and any applicable Award Agreement, a SAR granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of the difference between the Fair Market Value of the Common Stock at the time the Participant’s SAR is granted and the Fair Market Value of the Common Stock on the date of conversion. A SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(a)           Grant. A SAR may be granted in addition to any other Award under the Plan or in tandem with or independent of a Nonqualified Stock Option.

(b)           Grant Price. The Grant Price shall be determined by the Committee, provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant of the SAR, except that if a SAR is at any time granted in tandem to an Option, the grant price of the SAR shall not be less than the exercise price of such Option.

(c)           Term. The term of each SAR shall be such period of time as is fixed by the Committee; provided, however, that the term of any SAR shall not exceed ten (10) years from the date of grant. The Committee in its discretion at the time of grant may establish Performance Goals that may affect the grant, exercise and/or settlement of a SAR.

(d)           Time and Method of Exercise. The Committee shall establish in the applicable Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(e)           Form of Payment. Payment may be made to the Participant in respect thereof in cash or in shares of Common Stock, or any combination thereof, as the Committee in its sole discretion, shall determine and provide in the relevant Award Agreement. If stock-settled SARs are issued and paid, the gross amount of the Award shall be counted against the Plan.

9.           RESTRICTED SHARES

The Committee or its delegate may from time to time designate those Participants who shall receive Awards of Restricted Shares. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement which shall be executed by the Corporation and the Participant. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee and shall indicate the number of Restricted Shares awarded and the following terms and conditions of the award.

(a)           Grant of Restricted Shares. The Committee shall determine the number of Restricted Shares to be included in the grant and the period or periods during which the Transferability Restrictions applicable to the Restricted Shares will be in force (the “Restricted Period”). Unless otherwise determined by the Committee at the time of grant, the Restricted Period shall be for a minimum of three years and shall not exceed ten years from the date of grant, as determined by the Committee at the time of grant. The Restricted Period may be the same for all Restricted Shares granted at a particular time to any one Participant or may be different with respect to different Participants or with respect to various of the Restricted Shares granted to the same Participant, all as determined by the Committee at the time of grant.

(b)           Transferability Restrictions. During the Restricted Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. In order to enforce the limitations imposed upon the Restricted Shares the Committee may (i) cause a legend or legends to be placed on any such certificates, and/or (ii) issue “stop transfer” instructions as it deems necessary or appropriate. Holders of Restricted Shares limited as to sale under this subsection 9(b) shall have rights as a stockholder with respect to such shares to receive dividends in cash or other property or other distribution or rights in respect of such shares, and to vote such shares as the record owner thereof. With respect to each grant of Restricted Shares, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Shares for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will not be entitled to receive any shares of Common Stock unless he or she is still employed by the Corporation or its Affiliates at the end of the Restricted Period, (ii) that the Participant will become vested in Restricted Shares according to a schedule determined by the Committee, or under other terms and conditions, including Performance Goals, determined by the Committee, and (iii) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c)           Manner of Holding and Delivering Restricted Shares. Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Corporation or its designee. These certificates shall remain in the possession of the Corporation or its designee until the end of the applicable Restricted Period or, if the Committee has provided for earlier termination of the Transferability Restrictions following a Participant’s death, Total and Permanent Disability or earlier vesting of the shares of Common Stock, such earlier termination of the Transferability Restrictions. At whichever time is applicable, certificates representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the Transferability Restrictions; provided that in the case of a Participant who is not entitled to receive the full number of Shares evidenced by the certificates then being released from escrow because of the application of the Transferability Restrictions, those certificates shall be returned to the Corporation and canceled and a new certificate representing the shares of Common Stock, if any, to which the Participant is entitled pursuant to the Transferability Restrictions shall be issued and delivered to the Participant, free and clear of the Transferability Restrictions.

10.           RESTRICTED SHARE UNITS

The Committee or its delegate shall from time to time designate those Participants who shall receive Awards of Restricted Share Units. The Committee shall advise such Participants of their Awards by a letter indicating the number of Restricted Share Units awarded and the following terms and conditions of the award.

(a)           Restricted Share Units may be granted to Participants as of the first day of a Restricted Period. The number of Restricted Share Units to be granted to each Participant and the Restricted Period shall be determined by the Committee in its sole discretion.

(b)           Transferability Restrictions. During the Restricted Period, Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive cash or Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Share Units, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Share Units for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will forfeit any Restricted Share Units unless he or she is still employed by the Corporation or its Affiliates at the end of the Restricted Period, (ii) that the Participant will forfeit any or all Restricted Share Units unless he or she has met the Performance Goals according to the schedule determined by the Committee, (iii) that the Participant will become vested in Restricted Share Units according to a schedule determined by the Committee, or under other terms and conditions, including Performance Goals, determined by the Committee, and (iv) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c)           Unless otherwise determined by the Committee, (i) during the Restricted Period, Participants will be credited with dividend equivalents equal in value to those declared and paid on shares of Common Stock, on all Restricted Share Units granted to them, (ii) these dividends will be regarded as having been reinvested in Restricted Share Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock thereby increasing the number of Restricted Share Units held by a Participant, and (iii) such dividend equivalents will be paid only to the extent the underlying Awards vest. Holders of Restricted Share Units under this subsection 10(c) shall have none of the rights of a stockholder with respect to such shares. Holders of Restricted Share Units are not entitled to receive distribution of rights in respect of such shares, nor to vote such shares as the record owner thereof.

(d)           Payment of Restricted Share Units. The payment of Restricted Share Units shall be made in cash or shares of Common Stock, or a combination of both, as determined by the Committee at the time of grant. The payment of Restricted Share Units shall be made within 90 days following the end of the Restricted Period.

11.           PERFORMANCE AWARDS

The Committee or its delegate may from time to time designate those Participants who shall receive Performance Awards. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award is subject to such Performance Goals, Transferability Restrictions and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(a)           may be denominated or payable in cash, Common Stock (including, without limitation, Restricted Shares), other securities, or other Awards;

(b)           shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such Performance Goals during such performance periods as the Committee shall establish; and

(c)           as specified in the relevant Award Agreement, the Committee may provide that Performance Awards denominated in shares earn dividend equivalents. Unless otherwise determined by the Committee, dividend equivalents for Performance Awards will accrue and will not be paid unless and until the underlying Awards vest.

12.           OTHER STOCK-BASED AWARDS

The Committee or its delegate may from time to time designate those Participants who shall receive such other Awards (“Other Stock-Based Awards”) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions, including Performance Goals and Transferability Restrictions, of such Awards. Common Stock or other securities delivered pursuant to a purchase right granted under this Section 12 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Common Stock, other securities, or other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee shall not be less than the Fair Market Value of such Common Stock or other securities as of the date such purchase right is granted.

13.           VESTING

An Award (other than Awards subject to Performance Goals) may not vest in whole in less than three years from the date of grant (although individual Award shares may vest in annual installments over a period of not less than three years). Notwithstanding the preceding sentence, in certain limited situations such as for new hires, retirement and certain other limited situations warranting a shorter or no vesting period, as may be determined by the Committee, these Awards may vest in whole in less than three years from the date of grant; provided, however, that these Awards do not constitute more than ten percent (10%) of the shares of Common Stock covered by all Awards granted within any calendar year period. Awards subject to Performance Goals may not vest in whole in less than one year from the date of grant.

14.           GOVERNMENT SERVICE, LEAVES OF ABSENCE AND OTHER TERMINATIONS

(a)             In the event the Participant’s employment with the Corporation or an Affiliate is terminated by reason of a shutdown or divestiture of all or a portion of the Corporation’s or its Affiliate’s business, a proportion of the Restricted Shares or Restricted Share Unit Award shall be considered to vest as of the Participant’s termination of employment. The number of shares that shall vest shall be prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment. In the event the number of Restricted Shares or Restricted Share Units was to be determined by the attainment of Performance Goals according to a schedule determined by the Committee the number of shares that are considered to vest shall be determined at the end of the Restricted Period, prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, and shall be paid within 90 days following the end of the Restricted Period.

(b)             In the event of a Qualified Termination of Employment of a Participant, all of the Awards that were not subject to Performance Goals shall be considered to vest immediately. For Awards subject to Performance Goals, (i) with respect to a grant prior to January 1, 2010, with a performance period starting on or before January 1, 2009, the number of shares that shall be considered to vest shall be the greater of the target level established or the number of shares which would have vested based on the attainment of the Performance Goal as of the end of the prior calendar year, and (ii) with respect to a grant on or after January 1, 2010, with a performance period starting after January 1, 2009, a severance amount shall be paid equal to the Average PRSU Payout multiplied by the number of annual applicable Awards subject to Performance Goals with a performance period starting after January 1, 2009 which are forfeited due to the Qualified Termination of Employment and the forfeited Awards determined by the attainment of Performance Goals according to a schedule determined by the Committee will not be paid. For purposes of this subsection 14(b), the “Average PRSU Payout” shall mean the three year average of the dollar amount of the restricted shares and/or restricted share units determined by the attainment of performance goals (the “PRSUs”) awards paid to the Participant under the Plan. The three year average of the PRSUs paid to the Participant will be determined based on the higher of two dollar amount averages computed during alternative three year periods consisting of either (i) the year in which the relevant date occurred (or, if the award is not yet paid as of the relevant date, for the preceding year) and the two preceding years or, (ii) the year of the Qualified Termination of Employment (or, if the award is not yet paid as of the Qualified Termination of Employment, for the preceding year) and the two preceding years. If a Participant has been paid less than three years of PRSUs, the three year average of the PRSUs paid to the Participant will be determined based on the average dollar amount of the PRSUs paid in prior years to the Participant under the Plan. If a Participant has not received any prior payment of PRSUs, the Average PRSU Payout will be determined as follows:

(1)           For a Participant classified at the Corporation’s Grade 1 through 6 level, as defined by the Corporation’s Compensation Department, the Average PRSU Payout shall be calculated based on the prior three year average PRSU payment to other employees at the same grade level.

(2)           For a Participant at the Global Senior Leadership Team level (except for the Chief Executive Officer of the Corporation), the Average PRSU Payout shall be calculated based on the prior three year average PRSU payment to Participants at GSLT level.

(3)           For the Chief Executive Officer of the Corporation, the Average PRSU Payout shall be calculated based on the prior three year average PRSU payment to the previous Chief Executive Officer(s) of the Corporation.

Notwithstanding the foregoing, no severance amount shall be paid to any Participant with respect to any Awards to the extent that the Participant is entitled to receive payment under the Kimberly-Clark Executive Severance Plan. Notwithstanding anything in the Plan to the contrary, this definition may be amended at the discretion of the Committee to allow any amounts payable by the Corporation to comply with the definition of performance based compensation under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder).

(c)           If, pending a Change of Control, the Committee determines the Common Stock will cease to exist without an adequate replacement security that preserves Participants’ economic rights and positions, then, by action of the Committee, the following shall occur:

(i)           All Options and SARs, except for Incentive Stock Options, shall become exercisable immediately prior to the consummation of the Change of Control in such manner as is deemed fair and equitable by the Committee.

(ii)           The restrictions on all Restricted Shares shall lapse, and all Restricted Share Units, Performance Awards and Other Stock-Based Awards shall vest immediately prior to consummation of the Change of Control and shall be settled upon the Change of Control in cash equal to the Fair Market Value of the Restricted Share Units, Performance Awards and Other Stock-Based Awards at the time of the Change of Control. Provided, however, that any Restricted Share Units that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall be settled in a manner that complies with Section 409A of the Code and the regulations thereunder.

(d)           A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan. Notwithstanding anything in the Plan to the contrary, a termination of employment with respect to any Restricted Share Units, Performance Awards and Other Stock-Based Awards that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall not be deemed to be a termination of employment for purposes of the Plan if it is anticipated that the level of bona fide services the Participant would perform after such date would continue at a rate equal to more than 20 percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation or an Affiliate if the Participant has been providing such services less than 36 months).

(e)           If any amounts payable under the Plan would constitute a parachute payment under Section 280G(b)(2) of the Code then such amounts shall be reduced to the extent necessary to provide the Participant with the greatest aggregate net after tax receipt as determined by applying the procedures set forth in the Committee Rules.

15.           SHARES SUBJECT TO THE PLAN

(a)           The number of shares of Common Stock available with respect to all Awards that may be issued under the Plan shall not exceed 67,000,000 in the aggregate, consisting of 17,000,000 newly authorized shares, plus up to 50,000,000 shares which on April 21, 2011 are previously authorized but not awarded under the Corporation’s original 2001 Equity Participation Plan.

(b)           In no event shall more than 23,000,000 shares of Common Stock be available for grant as Restricted Shares, Restricted Share Units, Performance Awards settled in shares of Common Stock, and all Other Stock-Based Awards settled in shares of Common Stock (the “Stock Award Pool”), in each case subject to the adjustment provision set forth in Section 17 hereof.

(c)           Shares subject to (i) Options and SARs which become ineligible for purchase, (ii) Restricted Share Units, Performance Awards and Other Stock-Based Awards which are retired through forfeiture or maturity, other than those which are retired through the payment of Common Stock, and (iii) Restricted Shares which are forfeited during the Restricted Period due to any applicable Transferability Restrictions will be available for Awards under the Plan to the extent permitted by Section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Committee.

(d)           The total number of shares of Common Stock available for Awards under the Plan shall be reduced by the maximum number of shares of Common Stock issued upon exercise or settlement of Options and SARs granted, as well as shares of Common Stock retained or withheld by the Corporation in satisfaction of a Participant’s withholding (as defined in subsection 20(j) below). Shares that were subject to an Option or SAR and were not issued upon the net settlement or net exercised of such Option or SAR may not again be made available for issuance under the Plan. All other Awards (except Restricted Share Units subject to Performance Goals, Performance Awards, Other Stock-Based Awards subject to Performance Goals and dividend equivalents thereof) shall reduce the total number of shares available for Awards under the Stock Award Pool by the number of shares of Common Stock vested under the Award. Restricted Share Units subject to Performance Goals, Performance Awards and Other Stock-Based Awards subject to Performance Goals shall reduce the total number of shares available for Awards under the Stock Award Pool by the target number of shares of Common Stock to be issued under grants of Restricted Share Units subject to Performance Goals, grants of Performance Awards and grants of Other Stock-Based Awards, and the number of shares of Common Stock will then be adjusted accordingly upon actual vesting of such Awards. Dividend equivalents on Restricted Share Units, Performance Awards and Other Stock-Based Awards subject to Performance Goals shall reduce the total number of shares available for Awards under the Stock Award Pool by the number of shares of Common Stock vested upon vesting of the underlying Award. Any Award that may be settled only in cash shall reduce the number of shares available for Awards, including, as applicable, the Stock Award Pool.

(e)           The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board may from time to time determine.

16.           INDIVIDUAL LIMITS

The maximum number of shares of Common Stock covered by Awards which may be granted to any Participant within any calendar year period shall not exceed 1,500,000 in the aggregate, except that in connection with a newly-hired Participant’s initial service, a Participant may be granted Awards covering up to an additional 1,500,000 shares of Common Stock. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio which reflects the adjustment to the number of Options available under the Plan.

17.           CHANGES IN CAPITALIZATION

In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, combination, or exchange of shares, any separation of the Corporation (including a spin-off, split-up or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split, extraordinary cash dividend or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares subject to the Plan, (c) the maximum number of shares for which Awards may be granted to any Participant, (d) the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options, (e) the maximum number of shares of Common Stock covered by Awards which may be granted by the Chief Executive Officer within any calendar year period, (f) the maximum number of shares of Common Stock available for option and sale and available for grant as Restricted Shares and Restricted Share Units, (g) the number of Restricted Shares, Restricted Share Units, Performance Awards and Other Stock-Based Awards awarded to Participants, and (h) such other provisions of the Plan and individual Awards as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

18.           EFFECT ON OTHER PLANS

All payments and benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

19.           TERM OF THE PLAN

The term of the Plan, as amended and restated, shall be ten years, beginning April 21, 2011, and ending April 20, 2021, unless the Plan is terminated prior thereto by the Committee. No Award may be granted or awarded after the termination date of the Plan, but Awards theretofore granted or awarded shall continue in force beyond that date pursuant to their terms.

20.           GENERAL PROVISIONS

(a)           No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

(b)           Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons. Notwithstanding anything in Section 3 to the contrary, the Committee may determine in its sole discretion whether a termination of employment for purposes of the Plan is caused by disability, retirement or for other reasons.

(c)           Modification of Awards. The Committee may in its sole and absolute discretion, by written notice to a Participant, (i) limit the period in which an Incentive Stock Option may be exercised to a period ending at least three months following the date of such notice, (ii) limit or eliminate the number of shares subject to an Incentive Stock Option after a period ending at least three months following the date of such notice, (iii) accelerate the Restricted Period with respect to the Restricted Shares, Restricted Share Units, Performance Awards and Other Stock-Based Awards granted under the Plan, (iv) subject any Performance-Based Award or any other Award subject to Performance Goals to any policy adopted by the Corporation relating to the recovery of such Award to the extent it is determined that the Performance Goals were not actually achieved and/or (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Stock, other securities or other Awards, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended. Notwithstanding anything in this subsection 20(c) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section. Provided however, that any Restricted Share Units, Performance Awards and Other Stock-Based Awards that are required to meet the requirements of Section 409A of the Code and the regulations thereunder shall be settled in a manner that complies with Section 409A of the Code and the regulations thereunder. Except as provided in this subsection and in subsection 20(d) no amendment, suspension, or termination of the Plan or any Awards under the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

(d)           Nonresident Aliens. In the case of any Award granted to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the terms and conditions of any Awards to the extent that such action is necessary to conform such Award to applicable foreign law, (ii) determine which Participants, countries and Affiliates are eligible to participate in the Plan, (iii) modify the terms and conditions of any Awards granted to Participants who are employed outside the United States, (iv) establish subplans, each of which shall be attached as an appendix hereto, modify Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and (v) take any action, either before or after the Award is made, which is deemed advisable to obtain approval of such Award by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (i) materially increase any benefits accruing to any Participants under the Plan, (ii) increase the number of shares of Common Stock which may be issued under the Plan, (iii) modify the requirements for eligibility to participate in the Plan, (iv) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (v) result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

(e)           No Segregation of Cash or Stock. The Restricted Share Unit accounts established for Participants are merely a bookkeeping convenience and neither the Corporation nor its Affiliates shall be required to segregate any cash or stock which may at any time be represented by Awards. Nor shall anything provided herein be construed as providing for such segregation. Neither the Corporation, its Affiliates, the Board nor the Committee shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liability of the Corporation or its Affiliates to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Corporation or its Affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation or its Affiliates.

(f)           Non-transferability. During the Participant’s lifetime, Options shall be exercisable only by such Participant. Awards shall not be transferable other than by will or the laws of descent and distribution upon the Participant’s death. Notwithstanding anything in this subsection 20(f) to the contrary, the Committee may grant to designated Participants the right to transfer Awards, to the extent allowed under Rule 16b-3 of the Exchange Act, subject to the terms and conditions of the Committee Rules.

Except as otherwise provided in the Plan, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

(g)           Delaware Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

(h)           Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

(i)           Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

(j)           Withholding. The Committee shall require the withholding of all taxes as required by law. In the case of exercise of an Option or payments of Awards whether in cash or in shares of Common Stock or other securities, withholding shall be as required by law and the Committee Rules.

(k)           Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards and Award Agreements under the Plan to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including Rule 16b-3 thereof); and (4) that such action would not result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 20(c) and 20(d) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

(l)           Section 409A of the Code. To the extent that any Award is subject to Section 409A of the Code, such Award and the Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Such Award shall be paid in a manner that will comply with Section 409A of the Code, including the final treasury regulations or any other official guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.